Filed pursuant to Rule 433(d)

Registration No. 333-170954

Dated January 3, 2012

FINAL TERM SHEET

Issuer:	PacifiCorp

Security Type:	First Mortgage Bonds due 2022
First Mortgage Bonds due 2042

Legal Format:	SEC Registered

Principal Amount:	2022 Bonds: $350,000,000
2042 Bonds: $300,000,000

Coupon:	2022 Bonds: 2.95%
2042 Bonds: 4.10%

Interest Payment Dates:	Semi-annually on February 1 and August 1, commencing on August 1, 2012

Trade Date:	January 3, 2012

Settlement Date:	January 6, 2012 (T+3)

Maturity:	2022 Bonds: February 1, 2022
2042 Bonds: February 1, 2042

Treasury Benchmark:	2022 Bonds: UST 2.00% due November 15, 2021
2042 Bonds: UST 3.75% due August 15, 2041

US Treasury Spot:	2022 Bonds: 100-11+
2042 Bonds: 115-10

US Treasury Yield:	2022 Bonds: 1.960%
2042 Bonds: 2.969%

Spread to Treasury:	2022 Bonds: +100 basis points
2042 Bonds: +115 basis points

Re-offer Yield:	2022 Bonds: 2.960%
2042 Bonds: 4.119%

Price to Public (Issue Price):	2022 Bonds: 99.912% of principal amount
2042 Bonds: 99.671% of principal amount

Optional Redemption:	2022 Bonds: Prior to November 1, 2021, Make Whole Call at T+15 basis points On or after November 1, 2021, 100% of the principal amount plus accrued and unpaid interest

2042 Bonds: Prior to August 1, 2041, Make Whole Call at T+20 basis points On or after August 1, 2041, 100% of the principal amount plus accrued and unpaid interest

Denominations:	$2,000 and any integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
RBS Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Scotia Capital (USA) Inc.
Suntrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

CUSIP / ISIN:	2022 Bonds: 695114CP1 / US695114CP17
2042 Bonds: 695114CN6 / US695114CN68

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at 1-212-834-4533, Mitsubishi UFJ Securities (USA), Inc. at 1-877-649-6848, RBS Securities Inc. at 1-866-884-2071 or Wells Fargo Securities, LLC at 1-800-326-5897.